                                                                    EXHIBIT 11.1

                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE


                                                         THREE MONTHS                         NINE MONTHS
                                                         ENDED MAY 31,                       ENDED MAY 31,
                                                  ----------------------------        ----------------------------
                                                     2000              1999              2000              1999
                                                  ----------        ----------        ----------        ----------
BASIC
Net income                                        $1,824,511        $1,710,414        $5,347,929        $5,115,811
                                                  ----------        ----------        ----------        ----------
Weighted average shares outstanding (basic)        6,295,120         6,810,529         6,386,801         6,914,448
                                                  ----------        ----------        ----------        ----------
Basic earnings per share                          $      .29        $      .25        $      .84        $      .74
                                                  ==========        ==========        ==========        ==========

DILUTED
Net income                                        $1,824,511        $1,710,414        $5,347,929        $5,115,811
                                                  ----------        ----------        ----------        ----------
Weighted average shares outstanding (basic)        6,295,120         6,810,529         6,386,801         6,914,448
Effect of dilutive securities                        206,546(1)        310,328(1)        254,348(1)        335,377(1)
                                                  ----------        ----------        ----------        ----------
Weighted average shares outstanding (diluted)      6,501,666         7,120,857         6,641,149         7,249,825
                                                  ----------        ----------        ----------        ----------
Diluted earnings per share                        $      .28        $      .24        $      .81        $      .71
                                                  ==========        ==========        ==========        ==========



(1) During fiscal year 2000 and 1999, certain shares subject to options to acquire common stock were not included in certain computations of EPS because the options exercise price was greater than the average market price of the common shares for the quarter. The computation for the quarter ended May 31, 1999 excluded 138,816 shares subject to options, with exercise prices ranging from $7.42 to $23.75. The computation for the quarter ended May 31, 2000 excluded 775,337 shares subject to options, with exercise prices ranging from $6.91 to $23.75. The computation for the nine months ended May 31, 1999 excluded an average of 334,601 shares subject to options, with exercise prices ranging from $7.42 to $23.75. The computation for the nine months ended May 31, 2000 excluded an average of 574,953 shares subject to options, with exercise prices ranging from $6.91 to $23.75.